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EXHIBIT 21.0

SUBSIDIARIES

        Information relating to the subsidiaries of Lydian Trust Company is set forth below. All of the indicated subsidiaries are directly or indirectly wholly-owned by Lydian Trust Company except as indicated.

Direct Subsidiaries:

Name	Jurisdiction of Incorporation
Lydian Private Bank	United States
Lydian Wealth Management Holdings Company	Maryland
Lydian Data Services Inc.	Florida
Lydian Capital Trust I (1)	Delaware
Lydian Capital Trust II (1)	Delaware
Lydian Capital Trust III (1)	Delaware

Indirect Subsidiaries:

Name	Jurisdiction of Incorporation
Lydian Wealth Management Company, LLC(2)	Maryland
CMS Strategies Company, LLC(2)	Maryland
Lydian Securities Company, LLC(2)	Maryland
Lydian Reporting Company, LLC(2)	Maryland
Lydian REIT Holdings Inc.(3)	Nevada
Lydian Preferred Capital Corporation(4)	Florida

(1)
All of the outstanding common stock is owned by Lydian Trust Company (shares of outstanding preferred stock are owned by third parties).
(2)
Subsidiary of Lydian Wealth Management Holdings Company.
(3)
Subsidiary of Lydian Private Bank.
(4)
Subsidiary of Lydian REIT Holdings Inc., which owns all of the outstanding common stock (shares of outstanding preferred stock are owned by third parties).

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  EXHIBIT 21.0
SUBSIDIARIES